PRESS RELEASE
FOR RELEASE JANUARY 31, 2011 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED
DECEMBER 31, 2010

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, (the “Bank”) reported net income of $45,000 for the three month period ended December 31, 2010, which represents the first quarter of its 2011 fiscal year, as compared to net income of $670,000 for the three months ended December 31, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported a net loss available to common stockholders of $111,000 or ($0.04) per basic and diluted share for the three months ended December 31, 2010, compared to net income available to common stockholders of $514,000 or $0.18 per basic and diluted common share for the three months ended December 31, 2009.

During the three months ended December 31, 2010, earnings were negatively impacted by increased loan loss provisions and a decline in net interest income as compared to the corresponding period during the prior fiscal year.

Additional loan loss provisions during the three months ended December 31, 2010 were necessary to address increases in troubled assets. Current economic conditions were primarily responsible for the increased loss reserves. Nonperforming assets were $13.2 million at December 31, 2010 versus $12.8 million at September 30, 2010. Most of the nonperforming assets consisted of commercial loans, which increased to $12.5 million at December 31, 2010 from $12.1 million at September 30, 2010.

The decrease in net interest income during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009 was primarily due to declines in average balances and yields related to the Company’s loans and mortgage-backed securities portfolios. These reductions in net interest income were partially offset by lower interest expense on deposits as cost of funds on the deposit portfolio has continued to decline.

President and Chief Executive Officer Joseph J. Bouffard commented “Although disappointed with recent quarterly operating results, we are encouraged by reporting a small profit despite notable increases in loan loss provisions. We are also pleased to have repaid TARP during the March 31, 2011 quarter without raising additional capital and diluting shareholder interests. Not many institutions have been permitted by their regulators to repay TARP in this manner. We believe this demonstrates our financial strength”.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	December 31,	September 30,
	2010	2010
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$114,525	$108,999
Investment Securities, available for sale	16,484	18,390
Loans Receivable, net	386,866	388,933
Mortgage-backed Securities, available for sale	68,258	65,975
Foreclosed Real Estate	186	--
Premises and Equipment, net	7,669	7,826
Bank Owned Life Insurance	15,825	15,655
Other Assets	13,866	14,777
Total Assets	$623,679	$620,555

LIABILITIES
Deposits	$538,815	$534,366
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	6,876	7,788
Total Liabilities	562,702	559,165
Total Stockholders’ Equity	60,977	61,390
Total Liabilities & Stockholders’ Equity	$623,679	$620,555

Consolidated Statements of Operations
(Unaudited)

	Three Months ended December 31,
	2010	2009
	(Dollars in thousands except per share data)
Interest income	$6,805	$7,445
Interest expense	2,346	2,521
Net interest income	4,459	4,924
Provision for loan losses	800	300
Net interest income after provision for loan losses	3,659	4,624
Total non-interest income	784	700
Total non-interest expenses	4,455	4,296
(Loss) Income before tax expense	(12)	1,028
Income tax (benefit) expense	(57)	358
Net income	45	670
Preferred stock dividends and discount accretion	(156)	(156)
Net (loss) income available to common shareholders	$(111)	$514

Basic and diluted (loss) earnings per common share	$(.04)	$.18

Summary of Financial Highlights
(Unaudited)

	Three Months ended December 31,
	2010	2009
Return on average assets (Annualized)	.03%	.46%
Return on average equity (Annualized)	.29%	4.46%

Interest rate spread	2.99%	3.58%
Net interest margin	3.06%	3.66%

Efficiency ratio	84.97%	76.39%
Ratio of average interest earning assets/interest bearing liabilities	104.21%	104.09%

Allowance for Loan Losses
(Unaudited)
	Three Months ended December 31,
	2010	2009
	(Dollars in thousands)

Allowance at beginning of period	$6,634	$3,927
Provision for loan loss	800	300
Recoveries	22	42
Charge-offs	(286)	(41)
Allowance at end of period	$7,170	$4,228

Allowance for loan losses as a percentage of gross loans	1.82%	1.05%

Allowance for loan losses to nonperforming loans	55.20%	60.38%

Non-Performing Assets
(Unaudited)

	At December 31, 2010	At September 30, 2010	At December 31, 2009
Nonperforming loans: (1)	(Dollars in thousands)
Commercial loans	$12,542	$12,106	$5,830
Residential real estate	446	656	1,161
Consumer Loans	--	23	11
Total nonperforming loans	12,988	12,785	7,002
Foreclosed real estate	186	--	--
Other nonperforming assets	--	--	13
Total nonperforming assets	$13,174	$12,785	$7,015

Nonperforming loans to loans receivable	3.36%	3.29%	1.76%

Nonperforming assets to total assets	2.11%	2.06%	1.20%

(1) Nonperforming  status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at December 31, 2010 are $3.2 million in Troubled Debt Restructurings, all of which are not delinquent.  Reporting guidance requires disclosure of these loans as non-performing even though they are current in terms of principal and interest payments.